PARENT SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY

This Shareholder Agreement and Irrevocable Proxy (this “Agreement”) is entered into as of August 5, 2013, by and between VTB Holdings, Inc., a Delaware corporation (“VTBH”), and the undersigned shareholder (“Shareholder”) of Parametric Sound Corporation, a Nevada corporation (“Parent”).

RECITALS

A. WHEREAS, the execution and delivery of this Agreement by Shareholder is a material inducement to the willingness of VTBH to enter into that certain Agreement and Plan of Merger, dated as of August 5, 2013 (the “Merger Agreement”), by and among VTBH, Paris Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Parent, pursuant to which it is contemplated that the Merger Sub will merge with and into VTBH (the “Merger”), and VTBH will survive the Merger and become a wholly owned subsidiary of Parent.

B. WHEREAS, Shareholder understands and acknowledges that VTBH, the Merger Sub and Parent are entitled to rely on (i) the truth and accuracy of Shareholder’s representations contained herein and (ii) Shareholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a)           Prior to the Expiration Time (as defined in Section 1(e)), Shareholder shall not, directly or indirectly:

(i)           transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, any Lock-Up Shares (as defined in Section 1(e)), enter into any Hedging Transaction, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, or publicly disclose the intention to take any of the foregoing actions;

(ii)           except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2; or

(iii)           in his, her or its capacity as a Shareholder of Parent, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of Shareholder to perform his, her or its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or in the Merger Agreement.

(b)           Following the Effective Time, Shareholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber any Lock-Up Shares or enter into any Hedging Transaction (as defined in Section 1(e)) relating to the Lock-Up Shares, or publicly disclose the intention to take any of the foregoing actions, until the date that is 6 months after the Effective Time the “Lock-Up Expiration Date”), subject to extension of such period pursuant to any applicable regulatory requirement.

(c)           Intentionally Omitted.

(d)           Notwithstanding the restrictions set forth in clauses (a) and (b) of this Section 1:

(i)           Shareholder may transfer Lock-Up Shares to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family for estate planning purposes; provided, that, in any such case it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement, in form and substance satisfactory to VTBH, stating that the transferee or distributee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and that the transferee or distributee agrees to be bound by the terms and conditions of this Agreement;

(ii)           in the event Shareholder suffers an actual out-of-pocket tax liability (including in connection with a tax withholding obligation that has or will be effected) as a result of (A) the U.S. Internal Revenue Service or other applicable tax authority successfully challenging the treatment of the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations promulgated thereunder, or (B) receiving or being deemed to have received “excess parachute payments” for purposes of IRC Sections 280G or 4999, or being deemed to have received any other payments in connection with the Merger which results in any penalty, tax (including excise tax), or similar payment obligation to any governmental agency under any similar or successor law, rule or regulation which is applicable to Shareholder, in each case other than capital gains tax resulting from the sale of Parent equity securities which applies to all Parent shareholders in a similar manner (the tax liabilities described in clauses (A) and (B) being referred to herein as the “Tax Liabilities”), Shareholder shall be released from the transfer restrictions imposed on the Lock-Up Shares pursuant to this Agreement only to the extent reasonably necessary to cover the resulting Tax Liabilities; and

(iii)           nothing contained herein will be deemed to restrict the ability of any Shareholder to exercise any options or warrants to purchase Parent Common Stock held by such Shareholder which are described in the confidential disclosure schedules delivered by Parent to VTBH pursuant to the Merger Agreement.

(e)           The following terms shall have the following meanings for purposes of this Agreement:

(i)           “Acquisition Proposal” has the meaning ascribed thereto in the Merger Agreement.

(ii)           “Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

(iii)           “Effective Time” means the time as of which the Merger becomes effective.

(iv)           “Expiration Time” means the earliest of (i) the Lock-Up Expiration Date, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (iii) such other date and time designated by mutual agreement of Parent and VTBH and delivered in a written notice to Shareholder.

(v)           “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares or any Lock-Up Shares,.

(vi)           “Lock-Up Shares” means the shares of Parent Common Stock held or beneficially owned by the Shareholder as of the date hereof, together with any additional shares of Parent Common Stock that may be issued from time to time with respect to such shares of Parent Common Stock, including without limitation, in connection with any stock split, stock dividend, recapitalization or reorganization, together with any other shares of Parent Common Stock acquired by the Shareholder prior to the Expiration Time. Lock-Up Shares shall also include any securities held by or issued to Shareholder which are convertible into or excercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant). For the avoidance of doubt, the Lock-Up Shares includes the Shares.

(vii)           “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

(viii)           “Parent Shareholder Approval Matters” means the approval of the Merger, the adoption of the Merger Agreement, the Share Issuance (as defined in the Merger Agreement), and the Parent Board Election Stockholder Approval (as defined in the Merger Agreement).

(ix)           “Party” or “Parties” means Parent, the Merger Sub and VTBH.

(x)           “Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, or any other entity.

2. Agreement to Vote Shares.

(a)           Prior to the Expiration Time, at every meeting of the shareholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the shareholders of Parent with respect to any of the following matters, Shareholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined in Section 3), the Shares in favor of the Parent Shareholder Approval Matters, and against any Acquisition Proposal.

(b)           Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Shareholder from (i) acting in Shareholder’s capacity as a director of Parent, or (ii) voting in Shareholder’s sole discretion on any matter other than the Parent Shareholder Approval Matters, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of Parent.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Shareholder shall deliver to VTBH a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of shareholders of Parent or action or approval by written resolution or consent of shareholders of Parent with respect to the Parent Shareholder Approval Matters covering the total number of Lock-Up Shares in respect of which Shareholder is entitled to vote at any such meeting or in connection with any such written resolution or consent. Upon the execution of this Agreement by Shareholder, (i) Shareholder hereby revokes any and all prior proxies (other than the Proxy) given by Shareholder with respect to the subject matter contemplated by the Proxy and Parent hereby consents to the revocation of any and all such prior proxies given by Shareholder to Parent with respect to such subject matter, and (ii) Shareholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Lock-Up Shares in any manner inconsistent with the terms of the Proxy, until after the Expiration Time.

4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to VTBH as follows:

(a)           Shareholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Parent Common Stock set forth on Schedule A hereto (all such shares owned beneficially or of record by Shareholder, or over which Shareholder exercises voting power, together with the Parent Options and Other Rights (as defined below), on the date hereof, collectively, the “Shares”). The Shares constitute Shareholder’s entire interest in the outstanding shares of Parent Common Stock and Shareholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of Parent or any other securities convertible into or excersiable or exchangeable for any shares of capital stock of Parent. No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Shareholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in Shareholder under the partnership agreement or operating agreement governing Shareholder and applicable partnership or limited liability company law, or if Shareholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws; provided, however, that any such married Shareholder shall cause his or her spouse to deliver, on the date hereof, a consent of spouse in substantially the form attached hereto as Exhibit B). At the Expiration Time, the Shares will be free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or hinder or prevent in any manner the exercise or fulfillment of the rights and obligations of Shareholder under this Agreement or of the parties to this Agreement. Shareholder’s principal residence or place of business is set forth on Schedule A hereto.

(b)           Shareholder is the legal and beneficial owner of the number of options, restricted stock units, warrants and other rights to acquire, directly or indirectly, shares of the capital stock of Parent or any of its affiliates set forth on Schedule A hereto (collectively, the “Parent Options and Other Rights”). The Parent Options and Other Rights are and will be at all times up until and including the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or hinder or prevent in any manner the exercise or fulfillment of the rights and obligations of Parent under the Merger Agreement or of the parties to this Agreement.

(c)           Shareholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Shareholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Shareholder are necessary to authorize the execution and delivery by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           The execution and delivery of this Agreement does not, and the performance by Shareholder of his, her or its agreements, covenants, and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of Shareholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Shareholder is a party or by which Shareholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Shareholder from performing his, her or its agreements, covenants or obligations under this Agreement.

(e)           Shareholder acknowledges that it has received a copy of the Merger Agreement. Until the Expiration Time, Shareholder (in his, her or its capacity as such) shall not take directly or indirectly any action to approve or otherwise support any action by a Party that is prohibited by Section [5.5] of the Merger Agreement. In the event Shareholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform VTBH as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party or violating its fiduciary duties.

(f)           Shareholder hereby agrees that he, she or it shall vote “for” the Parent Shareholder Approval Matters, Shareholder shall not revoke or rescind the vote “for” the Parent Shareholder Approval Matters or any resolution contained therein and further agrees not to adopt any resolutions rescinding or revoking the Parent Shareholder Approval Matters or any resolution contained therein or otherwise precluding the approval of the Merger and adoption of the Merger Agreement, at any time prior to the Expiration Time. Shareholder agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of the Parent Shareholder Approval or this Agreement or the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions provided for in the Merger Agreement.

5. Miscellaneous.

(a)           Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(b)           Successors and Assigns. Except as provided in Section 1(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(c)           Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(d)           Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e)           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(f)           Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed). Such notices, requests, instructions or other documents shall be sent to VTBH at the address set forth below and to any Shareholder at the address set forth on the Schedule A hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party in compliance with this Section 5(f). VTBH’s address is:

100 Summit Lake Drive, Suite 100
Valhalla, NY 10594
Facsimile: 914-345-2266
Attention: Juergen Stark

with a copy to (which shall not constitute notice):

Stripes Group, LLC
402 W. 13th Street
New York, NY 10014
Facsimile: 212-823-0721
Attention: Kenneth A. Fox

And

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Fascimile: (215) 994-2222
Attention: Henry N. Nassau

If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the next succeeding Business Day.

(g)           Arm’s-Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(h)           Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that he, she or it (i)  is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement, (ii)  has been fully advised and represented by legal counsel of his, her or its own independent selection and has relied wholly upon his, her or its independent judgment and the advice of such counsel in negotiating and entering into this Agreement, (iii) has carefully read and fully understands all of the terms of this Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Agreement.

(i)           Entire Agreement. This Agreement, together with the exhibits attached hereto, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(j)           Attorneys’ Fees. In the event of litigation or other proceedings in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including, without limitation, reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.

(k)           No Third-Party Beneficiaries or Other Right. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents, heirs, successors or assigns any right to any benefits hereunder or any remedies hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

(l)           Termination. This Agreement shall terminate and shall have no further force or effect from and after the earlier of (i) the Lock-up Expiration Date, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, and (iii) such date and time designated by mutual agreement of Parent and VTBH and delivered in a written notice to Shareholder, and thereafter there shall be no liability or obligation on the part of any of the parties hereto, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(m)           Additional Documents, Etc. Shareholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of VTBH, to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing or any other obligation of Shareholder hereunder, Shareholder hereby authorizes VTBH to deliver a copy of this Agreement to Parent.

(n)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARAMETRIC SOUND CORPORATION:		STOCKHOLDER:

By:	/s/ Kenneth Potashner	James A. Barnes

Name:	Kenneth Potashner
(Signature)

Title:	Executive Chairman

VTB HOLDINGS, INC.

By:
(Print Address)

Name:
(Print Address)

Title:
(Print Telephone Number)

[Stockholder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARAMETRIC SOUND CORPORATION:	STOCKHOLDER:

By:	James A. Barnes

Name:	/s/ James A. Barnes
(Signature)

Title:

VTB HOLDINGS, INC.

By:
(Print Address)

Name:
(Print Address)

Title:
(Print Telephone Number)

[Stockholder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARAMETRIC SOUND CORPORATION	STOCKHOLDER:

By:

(Print Name of Stockholder)

Name:

(Signature)

Title:

(Print name and title if signing on behalf of an entity)

VTB HOLDINGS, INC.

By:	/s/ Kenneth A. Fox
(Print Address)

Name:	Kenneth A. Fox
(Print Address)

Title:	President and CEO
(Print Telephone Number)

[Stockholder Agreement]

SCHEDULE A
SHAREHOLDER AND STOCK OWNERSHIP

Shares and Parent Options and Other Rights beneficially owned by Shareholder on the date hereof:

1,150 shares of Parent Common Stock

137,500 shares of Parent Common Stock subject to Parent Options

0 shares of Parent Common Stock subject to Parent Warrants

Principal residence or place or business: 8617 Canyon View Drive. Las Vegas. NV 89117

EXHIBIT A

IRREVOCABLE PROXY
TO VOTE STOCK OF
PARAMETRIC SOUND CORPORATION

The undersigned equity holder (“Shareholder”) of Parametric Sound Corporation, a Nevada corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints VTB Holdings, Inc., a Delaware corporation (“VTBH”) and each of its current and future executive officers, and each of them individually, as the sole and exclusive attorney-in-fact and proxy of Shareholder, with full power of substitution and resubstitution, to vote all of the shares of capital stock of Parent that now are or hereafter may be owned (beneficially or otherwise) by Shareholder, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), at any and every annual, special or adjourned meeting of the Shareholders of Parent and in every written resolution or consent in lieu of such meeting, in favor of the Parent Shareholder Approval Matters (as defined in that certain Shareholder Agreement and Irrevocable Proxy, dated as of August 5, 2013, by and among Shareholder, VTBH and Parent (the “Shareholder Agreement”). Notwithstanding the foregoing, nothing in this Irrevocable Proxy shall apply to any matters contemplated by Section 2(b) of the Shareholder Agreement.

Upon Shareholder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by Shareholder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Shareholder agrees not to grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person (as defined in the Merger Agreement) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined in the Shareholder Agreement).

At all times on or prior to the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to the Shareholder Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of August 5, 2013 (the “Merger Agreement”), by and among Parent, Paris Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and VTBH, pursuant to which it is contemplated that the Merger Sub will merge with and into VTBH (the “Merger”), and VTBH will survive the Merger and become a wholly-owned subsidiary of Parent.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxyholder, VTBH and Parent. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:	8/5/13
James A. Barnes

/s/ James A. Barnes
(Signature of Shareholder)

EXHIBIT B

SPOUSAL CONSENT

I Takaka Barnes, spouse of James A. Barnes, have read, fully understood, and approve the Shareholder Agreement attached hereto (the “Agreement”), and the Merger Agreement referred to therein. I understand that pursuant to the Agreement and the Merger Agreement, my spouse has agreed to vote his or her shares of Parametric Sound Corporation, a Nevada corporation (“Parent”) capital stock in favor of the Parent Shareholder Approval Matters (as defined therein) and that, in connection with the merger contemplated by the Merger Agreement, my spouse has agreed to sell or otherwise dispose of all of his or her Parent capital stock, including any community property therein, pursuant to the terms of the Merger Agreement. In consideration of the terms and conditions as set forth in the Agreement and the Merger Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement and the Merger Agreement insofar as I may have any rights or obligations in the Agreement or the Merger Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

To the extent that I shall succeed to any or all of the interest of my spouse’s direct or indirect interest in Parent (or the consideration received by my spouse pursuant to the Merger Agreement), whether by voluntary transfer or transfer by operation of law, property settlement agreement or pursuant to a dissolution of marriage proceeding, or by decree or order of court, or in any other manner, such interest shall be subject to all terms of the Agreement and the Merger Agreement.

This Spousal Consent shall be binding on the undersigned and on the undersigned’s assigns, representatives, heirs and legatees.

The undersigned acknowledges that he or she has been advised by his or her own legal counsel, or has had the opportunity to engage his or her own legal counsel, with respect to this Spousal Consent and understands and agrees that (i) he or she has carefully read and fully understands all of the terms of this Spousal Consent, the Agreement, and the Merger Agreement; and (ii) he or she is under no disability or impairment that affects his or her decision to sign this Spousal Consent and knowingly and voluntarily intends to be legally bound by this Spousal Consent.

Date:	8/2/13
Signature of Spouse:	/s/ Takaka Barnes
Printed Name of Spouse:	Takaka Barnes